Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Effective January 1, 2017, National Commerce Corporation (“NCC”) completed its merger with Private Bancshares, Inc. (“Private Bancshares”). Private Bancshares was the parent company of Private Bank of Buckhead, headquartered in Atlanta, Georgia, and was merged with and into NCC. Simultaneously with the holding company merger, Private Bank of Buckhead merged with and into National Bank of Commerce (“NBC”), but NBC continues to operate the former offices of Private Bank of Buckhead under the trade names “Private Bank of Buckhead,” “Private Bank of Decatur” and “PrivatePlus Mortgage.”

At the effective time of the merger, each share of common stock of Private Bancshares issued and outstanding was converted into the right to receive either 0.85417 shares of NCC common stock or cash in the amount of $20.50. NCC paid $8,321,943 in cash and issued 1,809,189 shares of NCC common stock for the issued and outstanding shares of Private Bancshares common stock.

The acquisition of Private Bancshares was accounted for using the purchase method of accounting in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. Assets acquired, liabilities assumed, and consideration exchanged were recorded at their respective acquisition date fair values. Determining the fair value of assets and liabilities is a complicated process involving significant judgment regarding the methods and assumptions to be used. Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values becomes available.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements, abbreviated financial statements and accompanying notes:

●

audited historical consolidated financial statements of NCC as of and for the year ended December 31, 2016, and the related notes included in NCC’s Annual Report on Form 10-K for the year ended December 31, 2016; and

●	audited historical consolidated financial statements of Private Bancshares as of and for the years ended December 31, 2016 and 2015 and the related notes included within this report as exhibit 99.1.

The unaudited pro forma condensed consolidated balance sheet has been prepared assuming the merger was consummated on December 31, 2016. The unaudited pro forma combined condensed statement of income is based on the consolidated historical income statements of NCC and Private Bancshares assuming the companies had been combined as of January 1, 2016 on a purchase accounting basis and has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of Private Bancshares by NCC, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the merger been effective during the periods presented or the results that may be obtained by the combined company in the future. The unaudited pro forma condensed combined financial information as of and for the periods presented does not reflect future events that may occur after the merger, including, but not limited to, synergies or revenue enhancements arising from the merger.

National Commerce Corporation & Private Bancshares, Inc.
Unaudited Pro Forma Combined Condensed Balance Sheet
December 31, 2016
(amounts in thousands)

	Historical
	NCC	Private Bancshares	Private Bancshares Pro Forma Adjustments		Pro Forma Combined
Cash and due from banks	$35,897	$2,280	$(2,736)	g	$27,119
			(8,322)	f
Interest bearing deposits in banks	181,396	15,513			196,909

Investment securities	99,709	9,749			109,458
Mortgage loans held for sale	15,373	24,628			40,001
Loans	1,485,484	266,751	(6,716)	a	1,745,519
Allowance for loan losses	(12,113)	(3,306)	3,306	a	(12,113)
Net loans	1,473,371	263,445	(3,410)		1,733,406
Premises and equipment, net	31,884	642			32,526
Accrued interest receivable	4,129	864			4,993
Other investments	7,879	253			8,132
Goodwill	50,771	-	47,471	e	98,242
Core deposit intangible, net	2,032	-	2,979	b	5,011
Bank owned life insurance	28,034	3,294			31,328
Other real estate	2,068	-			2,068
Deferred taxes	13,486	-	2,541	c	16,027
Other assets	4,755	1,794			6,549
Total assets	$1,950,784	$322,462	$38,523		$2,311,769

Non-interest bearing demand	$429,030	$135,822	$-		$564,852
Interest-bearing demand	262,261	40,851			303,112
Savings and money market	703,289	81,472			784,761
Time	273,130	27,937			301,067
Total deposits	1,667,710	286,082	-		1,953,792

FHLB advances	7,000	-	-		7,000
Securities sold under agreements to repurchase	-	2,201			2,201
Accrued interest payable	829	31			860
Subordinated debt	24,500	-			24,500
Other liabilities	13,701	1,733			15,434
Total liabilities	1,713,740	290,047	-		2,003,787

Common stock	109	2,504	(2,504)	d	127
			18	f
Additional paid-in capital	205,372	24,545	(24,545)	d	276,292
			70,920	f
Retained earnings	24,005	5,650	(5,650)	d	24,005
Non controlling interest	7,309	-			7,309
Accumulated other comprehensive income	249	(284)	284	d	249
Total equity	237,044	32,415	38,523		307,982

Total liabilities & equity	$1,950,784	$322,462	$38,523		$2,311,769

Notes to Pro Forma Balance Sheet Consolidation

1.

National Commerce Corporation (“NCC”) acquired 100% of the outstanding stock of Private Bancshares, Inc. (“Private Bancshares”). NCC paid $20.50 per share with respect to 405,891 shares of Private Bancshares common stock (or $8,321,943) and the remainder in NCC common stock. Each share of Private Bancshares common stock not receiving cash received 0.85417 shares of NCC common stock. Additionally, each Private Bancshares capital warrant outstanding received 0.4375 shares of NCC common stock, and 29,713 outstanding restricted stock units automatically vested and were treated as outstanding shares of Private Bancshares common stock at the effective time of merger.

Based on 2,503,527 shares of Private Bancshares common stock outstanding as of December 31, 2016, and the accelerated vesting of 29,713 outstanding restricted stock units, NCC paid $8,321,943 in cash and issued 1,809,189 shares of NCC common stock.

2.

Detailed below are the preliminary fair value adjustments and related pro forma adjustments assuming the acquisition was completed on December 31, 2016. These amounts are estimates only and will be refined as more information becomes available.

a)

At the date of the acquisition, the allowance for loan losses of Private Bancshares was eliminated. The total allowance at December 31, 2016 was $3.3 million. NCC analyzed the loan portfolio of Private Bancshares and recorded the purchased loans at fair value. The portion of this adjustment related to credit was recorded as non-accretable difference, and the portion related to interest rates and other factors was recorded as accretable yield. Based on preliminary estimates from diligence performed, the total fair value adjustments yielded a total discount of $6.7 million, with $3.6 million assigned to loans with evidence of credit deterioration. These loans were identified during diligence after reviewing current risk ratings, payment history, past due status, loan to collateral values, guarantors, debt service coverage ratios, credit scores and other relevant data to support a decline in credit quality since the date of origination.

b)

Based on deposit balances at December 31, 2016, NCC recorded a core deposit intangible asset of approximately $3.0 million. The recorded intangible will be amortized over seven years using an accelerated method of amortization.

c)	This is an estimate of the deferred tax asset recognized as a result of the purchase accounting entries and related fair value adjustments.

d)	Entry to eliminate the equity of Private Bancshares.

e)

Based on current estimates of fair value on the December 31, 2016 balance sheet of Private Bancshares, NCC recorded approximately $47.8 million of goodwill. A preliminary calculation is shown in the following table:

Purchase Price	$79,260

Equity of Private Bancshares at December 31, 2016	32,415

Core deposit intangible asset	2,979
Merger-related expenses paid by Private Bancshares	(2,736)
Eliminate allowance for loan losses	3,306
Adjust loans to fair value	(6,716)
Deferred tax asset	2,541
Adjusted equity of Private Bancshares	31,789

Goodwill	$47,471

f)	Entry to record the purchase price, cash paid and NCC common stock issued to Private Bancshares shareholders.

NCC shares issued	$18
Cash paid to Private Bancshares shareholders	8,322
Assumed stock options	3,727
Additonal paid-in capital on shares	67,193
Purchase price	$79,260

g)

Entry to reflect estimated closing costs associated with the transaction paid by Private Bancshares at closing. This total includes estimated costs for legal, accounting and payments to certain Private Bancshares employees related to employment contracts and deferred compensation plans.

National Commerce Corporation and Private Bancshares, Inc.
Unaudited Pro Forma Combined Condensed Statement of Income
For the Year Ended December 31, 2016
(amounts in thousands, except share and per share data)

	Historical
As if combined January 1, 2016	NCC	Private Bancshares	Private Bancshares Pro Forma Adjustments		Pro Forma Combined
Interest on and dividends on securities	$2,615	$282	$-		$2,897
Interest and fees on loans	71,225	14,737	600	a	86,562
Interest on federal funds sold and other investments	723	109	-		832
Total interest income	74,563	15,128	600		90,291
Interest on deposits	6,127	523	-		6,650
Interest on borrowed money	1,254	294	(58)	b	1,490
Total interest expense	7,381	817	(58)		8,140
Net interest income	67,182	14,311	658		82,151
Provision for loan losses	3,248	631	-		3,879
Net interest income after provision for loan losses	63,934	13,680	658		78,272
Total noninterest income	13,956	9,014	-		22,970
Total noninterest expenses	49,079	20,045	552	c	69,676
Income before income taxes	28,811	2,649	106		31,566
Provision for income taxes	9,394	-	40	d	10,441
			1,007	e
Net income before minority interest	19,417	2,649	(941)		21,125
Net income attributable to minority interest	1,564	-	-		1,564
Net income to common shareholders	$17,853	$2,649	$(941)		$19,561

PER COMMON SHARE
Net Income, Basic	$1.64	$1.34	$(0.52)		$1.54
Net Income, Diluted	$1.61	$1.24	$(0.48)		$1.50
Average Shares Outstanding, Basic	10,886,092	1,979,941	1,809,189		12,695,281
Average Shares Outstanding, Diluted	11,093,987	2,140,622	1,946,438		13,040,425

Notes to Pro Forma Unaudited Income Statement Consolidations for the Year Ended December 31, 2016

1.

The pro forma income statement assumes that the merger of NCC and Private Bancshares occurred as of January 1, 2016 and purchase accounting marks applied to the Private Bancshares balance sheet as of January 1, 2016.

2.	The following adjustments were made to the historical income statements to reflect the purchase accounting entry and related fair value adjustments.

a.	Entry to record the accretable yield recognized during the period. The accretable portion of the recorded discount will be accreted using an effective yield method.

b.	Entry to amortize the fair value adjustment on the FHLB advances.

c.	Entry to record the core deposit amortization during the period. The core deposit intangible will be amortized over seven years using an accelerated method.

d.	Entry to record tax effect of the pro forma adjustments assuming a tax rate of 38%.

e.

Private Bancshares is a pass-through entity and records no federal or state income tax expense. This entry records income tax expense on the historical net income of Private Bancshares at an assumed rate of 38%.